Exhibit 99.1

News Release

For information contact:

Sherry Magee

Senior Vice President Communications

CNL Financial Group

407-650-1223

ONE CNL-SPONSORED REIT PREPARES TO EXIT SENIORS HOUSING

— As CNL Lifestyle Properties sells assets, CNL Healthcare Properties reaffirms commitment to sector —

(ORLANDO, Fla.) May 22, 2015 — CNL Lifestyle Properties, a non-traded real estate investment trust (REIT) sponsored by CNL Financial Group, closed on the sale of 37 of 38 assets in its seniors housing portfolio to Senior Housing Properties Trust (NYSE: SNH) for approximately $762.6 million earlier this month. The 37 properties are located in 15 states and consist of 3,379 residential units. The sale of the remaining senior housing community to SNH is pending and is expected to close before the end of 2015.

CNL Lifestyle Properties assembled the portfolio over the past three years, beginning in the third quarter of 2011. The REIT’s remaining assets are primarily in the ski and mountain lifestyle, gated attractions, waterparks and marinas sectors.

“This sale marks a significant milestone in the lifecycle of CNL Lifestyle Properties, as we continue to explore and execute on strategic alternatives to provide liquidity to our shareholders,” said Stephen H. Mauldin, president and CEO of CNL Lifestyle Properties. “On behalf of our stockholders, we have been working tirelessly on the liquidity provision process since March 2014, knowing that it would likely be a complex undertaking. It is quite rewarding to report that a significant element of our comprehensive process is now complete.”

CNL Lifestyle Properties sold its 48 golf properties in the second half of 2014 for approximately $320 million and has selectively entered into agreements to sell other individual assets, while continuing to evaluate options for the remainder of its portfolio. In 2013, CNL Lifestyle Properties also sold its share in 42 senior living communities owned by three joint ventures with Sunrise Senior Living to Health Care REIT Inc. for approximately $195 million net of senior debt and closing costs.

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While this transaction marks CNL Lifestyle Properties’ exit from the senior living sector, CNL Healthcare Properties, a non-traded REIT also sponsored by CNL Financial Group, continues to actively invest in seniors housing and healthcare.

“CNL has a long and successful history in the senior living space, dating back to CNL Retirement Properties, which was the nation’s third-largest healthcare REIT before it was acquired by Health Care Property Investors Inc. (NYSE: HCP) for $5.2 billion in 2006,” said Kevin R. Maddron, chief financial officer and chief operating officer of CNL Healthcare Properties. “This is a sector where we have demonstrated deep expertise, strong relationships and have been able to provide strong and quantifiable returns to our investors. CNL remains committed to senior living and CNL Healthcare Properties will continue to utilize the platform’s well-developed knowledge and resources to make thoughtful investments in this space.”

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $33 billion in assets. CNL is headquartered in Orlando, Florida. For more information, visit CNL.com.

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